EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Enzo Biochem, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated October 5, 2006, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc., Enzo Biochem, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Enzo Biochem, Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


/s/ Ernst and Young LLP
Melville, New York
October 30, 2006